Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-282881 on Form S-3 of our report dated February 26, 2026 relating to the financial statements of H2O America and the effectiveness of H2O America's internal control over financial reporting, appearing in the Annual Report on Form 10-K of H2O America for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

October 29, 2026